INDEPENDENT AUDITORS' REPORT


     The Board of Directors and Shareholders
     KVH Industries, Inc.:

     Under the date of January 26, 2001, we reported on the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, as contained in the annual report on Form 10-K for the year 2000. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in
Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.






     /s/ KPMG LLP

     Providence, Rhode Island
     January 26, 2001